A Decision of the Uintah County Commission Approving a Conditional Use Permit (#0952) for Adrian Morrisette on property located at 12001 E Hwy 40 Gusher, Utah 84078

Be it concluded by the County Commission of the County of Uintah, State of Utah:

Section 1 The Uintah County Commission finds that:

1.1 An application for a Conditional Use Permit for a 90 space RV Park has been submitted.

1.2 Said application was found to be complete upon review by the Community Development Office.

1.3 The Uintah County Planning Commission reviewed the application at a public hearing on June 19, 2013 and recommended approval to the Uintah County Commission.

1.4 Said application was considered by the Uintah County Commission during a public meeting on July 29, 2013.

1.5 Proper notice was given in accordance with Section 17.76.110 of the Uintah County Code and 17.27a.206 of the Utah State Code.

1.6 Said application conforms to the applicable requirements of section 17.76 of the Uintah County Code.

1.7 There were no public comments received relating to this application.

Section 2 This conclusion constitutes the written report, findings and decision of the Uintah County Commission.

Section 3 On the basis of the above, the Uintah County Commission approves the application with the following conditions.

3.1 Meet all regulations for travel trailer courts;

3.2 Obtain approval from Tri-County Health Department, Uintah Fire Marshal, and UDOT.

This application approved this 29 July 2013, by a vote of 3 to 0.

Mark L. Raymond

Chairman, Uintah County Commission

Michael W. Wilkins

Attest, Uintah County Clerk-Auditor

UINTAH COUNTY, UTAH Uintah County CLERK-AUDITOR